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NEWS RELEASE
RAMBUS FOUNDERS ISSUE OPEN LETTER TO STOCKHOLDERS
LOS ALTOS, Calif. — April 23, 2009 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today issued the following letter to its stockholders:
April 23, 2009
Dear Stockholders:
Rambus will hold its Annual Meeting of Stockholders next week and we, as the founders of the company, believe it is important to share our views on one of the proposals up for vote: Approval of the Amendment to the Company’s 2006 Equity Incentive Plan. This is not our normal practice, but on this issue, we felt it was imperative to communicate directly to stockholders.
We have been involved in Rambus and its Board of Directors since we founded the company in 1990. What was true then is true today — we must continually attract top talent in all areas of the business to invent, market and license the extraordinary solutions for which Rambus is famous. Hiring and retaining top talent for a company of our size is a constant challenge and is critical to our business success. The Rambus culture is one of employee ownership, and we believe this is a vital part of that success. Rambus management stresses to employees to think and act like owners. Stock options are the best way to align the interests of our employees with those of our stockholders.
Innovation doesn’t happen by itself, nor is Rambus’ technology leadership some god-given right. Only through the concerted efforts of the best and brightest minds in the industry is Rambus able to create innovations that lead the world. But we must compete for this critical talent with large companies in Silicon Valley and elsewhere that have vastly greater financial resources. It is insufficient for us to be “as good” as our competitors. Our business demands that we are the undisputed leaders in our fields of focus. Taking away stock options robs Rambus of a vital tool in its efforts to attract and retain the industry’s leading engineers and scientists on which our future success depends.
In 2008, roughly 80% of all grants of equity incentives were to non-executive employees. The 2006 Equity Incentive Plan is used to incent every Rambus employee, and we are one of the few companies where every employee is eligible to receive stock options. As stockholders, you have the ability to provide the company with the resources needed to ensure Rambus maintains its technology leadership. Without these tools, we put at risk the very foundation of Rambus’ future business success. We ask for your support in acting in the best interests of all Rambus stockholders by voting for Approval of the Amendment to the Company’s 2006 Equity Incentive Plan.
Thank you,
Mike Farmwald and Mark Horowitz
Rambus Founders
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.
Safe Harbor Statement
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements regarding our intention to invent, market, and license our solutions, hiring and retaining top talent, continuing our innovations, filing of patents and efforts to be fairly compensated for our patented inventions. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by our management. Actual results may differ materially. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our 10-K and 10-Qs.
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RMBSFN
Contacts:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com
Nicole Noutsios
Rambus Investor Relations
(650) 947-5050
nnoutsios@rambus.com